EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of NB&T Financial Group, Inc. (the “Registration Statement”), of our report dated February 23, 2009, relating to our audit of the consolidated balance sheets of NB&T Financial Group, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

/s/ BKD, LLP

Cincinnati, Ohio

November 11, 2009